Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141997 on Form S-3, Registration Statement No. 333-143760 on Form S-8, and Registration Statement No. 333-124341 on Form S-8 of our reports dated March 10, 2008, relating to the consolidated financial statements of Accuride Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of FIN No. 48, Accounting for Uncertainty in Income Taxes, SFAS No. 123(R), Share Based Payment), and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and the effectiveness of Accuride Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Accuride Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
March 17, 2008